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                                                                    EXHIBIT 99.4
I.       CONTACT:          LIZ MERRITT, RURAL/METRO CORPORATION
                           (480) 606-3337

                           Morgen-Walke Associates
                           Investor Relations:       John Swenson
                           (415) 296-7383
                           Media Relations:          Christopher Katis
                           (415) 296-7383
                           Wire Services:            Eric Gonzales
                           (212) 850-5600

         A.       FOR IMMEDIATE RELEASE


II.      RURAL/METRO CORPORATION GRANTED BANK WAIVER EXTENSION

         SCOTTSDALE, ARIZ. (July 17, 2000) - Rural/Metro Corporation (Nasdaq:
RURL) announced today it has been granted its request for an additional 90-day extension of its waiver of covenant compliance under its revolving credit facility, through October 14, 2000.

         Jack Brucker, President and Chief Executive Officer, said, "Our lenders have worked closely with us throughout our operational restructuring, and we are pleased by their confidence in our ability to demonstrate over time that our plan is sound. Their commitment to this process and to Rural/Metro is gratifying."

         In accordance with the waiver, the Company will continue to accrue an additional 2 percent annual interest expense. The banks have agreed to continue to defer cash payment of this additional 2 percent interest during the waiver periods. Additionally, the Company has neither requested nor drawn additional funding from its lenders and anticipates fully meeting its obligations through the waiver period with internally generated funds. The Company continues to work toward a long-term agreement on its revolving credit facility.

         Rural/Metro's operational restructuring began in January and is expected to be complete by summer's end, as previously announced. The restructuring included closing or downsizing under-performing, non-emergency ambulance service areas.

         Brucker continued, "We have been very encouraged by the results we have seen so far, and we anticipate enhanced financial performance and long-term value for all of our
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stakeholders. As always, we will continue to look for ways to operate efficiently while maintaining our commitment to the highest standards of patient care and public safety."

         Rural/Metro Corporation provides mobile healthcare services, including 911 and general ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States and Latin America.

         This press release contains forward-looking statements regarding future business prospects that involve risks and uncertainties, including the outcome of future discussions with the Company's lenders, the Company's ability to improve operating margins by restructuring service areas and reducing costs, to further increase the efficiency of its collection process and reduce working capital requirements, and other factors and risks that are identified from time to time in the Company's SEC reports and filings.

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